Exhibit 1.1

PEPSICO, INC.

3.900% Senior Notes due 2032

TERMS AGREEMENT

July 14, 2022

To:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Ladies and Gentlemen:

We understand that PepsiCo, Inc., a North Carolina corporation (the “Company”), proposes to issue and sell $1,250,000,000 of its 3.900% Senior Notes due 2032 (the “Underwritten Securities”) subject to the terms and conditions stated herein and in the PepsiCo, Inc. Underwriting Agreement Standard Provisions dated as of November 18, 2019 filed with the Securities and Exchange Commission on November 18, 2019 as Exhibit 1.2 to the Company’s Registration Statement on Form S-3 (File No. 333-234767) (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 99.394% of the principal amount thereof.

Underwriters	Principal Amount of Underwritten Securities
Goldman Sachs & Co. LLC	$312,500,000
Mizuho Securities USA LLC	$312,500,000
Morgan Stanley & Co. LLC	$312,500,000
BNP Paribas Securities Corp.	$56,250,000
HSBC Securities (USA) Inc.	$56,250,000
Barclays Capital Inc.	$37,500,000
BBVA Securities Inc.	$37,500,000
TD Securities (USA) LLC	$37,500,000
Loop Capital Markets LLC	$12,500,000
Mischler Financial Group, Inc.	$12,500,000
PNC Capital Markets LLC	$12,500,000
R. Seelaus & Co., LLC	$12,500,000
RBC Capital Markets, LLC	$12,500,000
Samuel A. Ramirez & Company, Inc.	$12,500,000
U.S. Bancorp Investments, Inc.	$12,500,000

Total	$1,250,000,000

The Underwriters agree to reimburse the Company for $625,000 of its expenses incurred in connection with the offering of the Underwritten Securities; such reimbursement to occur simultaneously with the purchase and sale of the Underwritten Securities at the Closing Time.

Section 9(f) of the Standard Provisions shall apply to this Agreement.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the third sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; and (iv) the tenth and eleventh paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

The undersigned are acting as the “Representative” under the Standard Provisions (the “Representatives”). The Representatives represent and warrant that they are duly authorized to execute and deliver this Terms Agreement on behalf of the several Underwriters named above.

The signature of any signatory to this Agreement may be manual or facsimile (including, for the avoidance of doubt, electronic).

The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo, Inc.
Trade Date:	July 14, 2022
Time of Sale:	4:35 P.M. New York time on the Trade Date
Settlement Date (T+2):	July 18, 2022
Closing Time:	9:00 A.M. New York time on the Settlement Date
Closing Location:	New York, New York
Time of Sale Prospectus:	Base prospectus dated November 18, 2019, preliminary prospectus supplement dated July 14, 2022 and free writing prospectus dated July 14, 2022
Title of Securities:	3.900% Senior Notes due 2032
Aggregate Principal Amount Offered:	$1,250,000,000
Maturity Date:	July 18, 2032
Interest Payment Dates:	Semi-annually on each January 18 and July 18, commencing January 18, 2023
Benchmark Treasury:	2.875% due May 15, 2032
Benchmark Treasury Yield:	2.969%
Spread to Treasury:	+95 basis points
Re-offer Yield:	3.919%
Coupon:	3.900%
Price to Public:	99.844%
Optional Redemption:	Prior to April 18, 2032, make-whole call at Treasury Rate plus 15 basis points; par call at any time on or after April 18, 2032
Net Proceeds to PepsiCo (Before Expenses):	$1,242,425,000
Use of Proceeds:	PepsiCo intends to use an amount equivalent to the net proceeds from this offering to fund, in whole or in part, Eligible Green Projects, which promote PepsiCo’s selected Sustainable Development Goals as defined by the United Nations.
Day Count Fraction:	30/360
CUSIP / ISIN:	713448 FM5 / US713448FM56
Minimum Denomination:	$2,000 and integral multiples of $1,000
Joint Book-Running Managers:	Goldman Sachs & Co. LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC
Senior Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Barclays Capital Inc. BBVA Securities Inc. TD Securities (USA) LLC

Co-Managers:	Loop Capital Markets LLC Mischler Financial Group, Inc. PNC Capital Markets LLC R. Seelaus & Co., LLC RBC Capital Markets, LLC Samuel A. Ramirez & Company, Inc. U.S. Bancorp Investments, Inc.
Address for Notices to the Representatives:

Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282

Mizuho Securities USA LLC
1271 Avenue of the Americas
New York, New York 10020

Morgan Stanley & Co. LLC
1585 Broadway, 29th Floor
New York, New York 10036

IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO, INC.

By:	/s/ Hugh F. Johnston
	Name:	Hugh F. Johnston
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Ada Cheng
	Name:	Ada Cheng
	Title:	Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

GOLDMAN SACHS & CO. LLC
MIZUHO SECURITIES USA LLC
MORGAN STANLEY & CO. LLC

as Representatives of the several Underwriters

By:	GOLDMAN SACHS & CO. LLC

	By:	/s/ Sam Chaffin
		Name:	Sam Chaffin
		Title:	Vice President

By:	MIZUHO SECURITIES USA LLC

	By:	/s/ Joseph Santaniello
		Name:	Joseph Santaniello
		Title:	Director

By:	MORGAN STANLEY & CO. LLC

	By:	/s/ Thomas Hadley
		Name:	Thomas Hadley
		Title:	Executive Director

Schedule I

Time of Sale Prospectus:

1.	Preliminary Prospectus dated July 14, 2022 (including the Base Prospectus dated November 18, 2019)

2.	Any free writing prospectuses approved by the Representatives and filed by the Company under Rule 433(d) under the Securities Act

3.	Final Term Sheet dated July 14, 2022 to be filed by the Company pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities